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                                                                  Exhibit 23(j)

  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Standard Class Prospectus and "Portfolio Holdings Disclosures", "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 35 to File No. 33-70742; Amendment No. 37 to File No. 811-08090) of Lincoln Variable Insurance Products Trust of our report dated February 12, 2007, included in the 2006 Annual Report to shareholders of Jefferson Pilot Variable Fund, Inc.

                                                              ERNST & YOUNG LLP

Boston, Massachusetts

April 11, 2007